Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

INHIBITEX, INC.

FROST ACQUISITION CORP.

and

FERMAVIR PHARMACEUTICALS, INC.

Dated as of April 9, 2007

i

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 9, 2007 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among INHIBITEX, INC., a Delaware corporation (“Parent”), FERMAVIR PHARMACEUTICALS, INC., a Florida corporation (the “Company”), and FROST ACQUISITION CORP., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”):

W I T N E S S E T H:

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of the Company (the “Company Board”) have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of the Company with and into Merger Sub and have approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, each of the executive officers and directors and certain stockholders of the Company have entered into a voting agreement substantially in the form attached hereto as Exhibit A (the “Company Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, each of the officers and directors and certain stockholders of Parent have entered into a voting agreement substantially in the form attached hereto as Exhibit B (the “Parent Voting Agreement”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1.          The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and in accordance with the terms and conditions of this Agreement and the applicable provisions of the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation.  Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2.          Effective Time; Closing.  Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing (a) articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and (ii) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time that the latter of the two such filings, or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger, being the “Effective Time”), as soon as practicable after the Closing (as defined below) and on the Closing Date (as herein defined).  The closing of the Merger (the “Closing”) shall take place at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112, at a time and date to be specified by the parties hereto, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3.          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the FBCA and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4.          Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)           Certificate of Incorporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, subject to Section 5.12, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Frost Pharmaceuticals, Inc.”

(b)           By- Laws.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended, subject to Section 5.12, as provided by DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws; provided, however, that all references in such By-laws to Merger Sub shall be amended to refer to “Frost Pharmaceuticals, Inc.”

1.5.          Directors and Officers of the Surviving Corporation.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified and the initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1.          Conversion of Shares.  At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           Each share of Common Stock, $0.0001 par value, of the Company (“Company Common Stock”) issued and outstanding immediately before the Effective Time, excluding (i) Dissenting Shares (as defined in Section 2.7 below), (ii) those owned by Parent, Merger Sub and any wholly-owned Subsidiary of Parent or Merger Sub, and (iii) those held in the treasury of the Company and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for the right to receive a number of shares of common stock, $0.001 par value per share, of Parent (“Parent Common Stock”) at the Exchange Ratio (plus cash in lieu of fractional shares pursuant to Section 2.4) (the “Merger Consideration”).  The “Exchange Ratio” shall equal 0.55.

(b)           Each share of Company Common Stock (i) held in the treasury of the Company, or (ii) owned by Parent or Merger Sub, in each case immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto.

2.2.          Exchange of Shares Other than Dissenting Shares and Treasury Shares.

(a)           Exchange Agent.  As of the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably satisfactory to the Company to act as exchange agent for the Merger (the “Exchange Agent”).

(b)           Parent to Provide Common Stock.  At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock, certificates of Parent Common Stock (“Parent Certificates”) representing the number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time. From time to time, Parent shall make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.4.

(c)           Exchange Procedures. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock (“Company Certificates”), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 2.4) promptly after the Effective Time: (i) a letter of transmittal in form and substance satisfactory to the Company, such approval not to be unreasonably withheld (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article II (together with payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.4) and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock, as the case may be, shall have been so converted (together with payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.4). Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

(d)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until such holder surrenders such Company Certificate.  Subject to the effect of applicable escheat or similar Laws, following the surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.2(d)) with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Common Stock.

(e)           Transfer of Ownership.  If any Parent Certificate is to be issued in a name, or cash in lieu of fractional shares paid to a person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)            Termination of Exchange Agent Funding.  Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article II within one year after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 2.2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) only as general creditors thereof for their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section 2.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3.          Stock Transfer Books.  As of the Effective Time, the stock transfer books of the Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock, as the case may be, shall have been converted, if any, shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.4 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 2.2(d) hereof, if the certificate or certificates representing such shares of Company Common Stock, as the case may be, is or are surrendered as provided in Section 2.2(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

2.4.          No Fractional Share Certificates.  No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of the Surviving Corporation with respect to such fractional share interest.  As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the Final Average Closing Price.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of

Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section 2.2 hereof.

2.5.          Company Options and Warrants.

(a)           At the Effective Time, each outstanding Company Option, whether vested or unvested, shall be assumed by the Parent upon the terms and subject to the conditions set forth in this Agreement.  Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Company Stock Plan under which it was granted and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Company Option shall be issued under Parent’s 2004 Stock Incentive Plan (the “Parent 2004 Plan”); (ii) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time and the Exchange Ratio, (iii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option shall be equal to the quotient (rounded to the nearest whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio and (iv) the terms and conditions of such Company Option shall be subject to any changes thereto in connection with or resulting from consummation of the Merger described in Section 2.5(b) of the Company Disclosure Letter.

(b)           At the Effective Time, the Company Warrants shall be assumed by Parent upon the terms and subject to the conditions set forth in this Agreement.  Each Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, except that (i) such Company Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock subject to such warrant immediately prior to the Effective Time and the Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Warrant shall be equal to the quotient (rounded to the nearest whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio.  To the extent that any warrants set forth in Section 4.3(b)(i) of the Company Disclosure Letter (the “Other Warrants”) are reinstated either before or after the Effective Time, the Other Warrants, if they are then still exercisable, shall be subject to the provisions of this Section 2.5(b).

(c)           Parent shall file with the SEC, no later than 15 days after the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the exercise of the Company Options assumed by Parent in accordance with Section 2.5(a)

and the shares of Parent Common Stock issuable thereunder in connection with the Parent 2004 Plan.

(d)           Parent and the Company shall take all action that may be necessary (under the Parent 2004 Plan, the Company Stock Plan, the terms of the Company Warrants and otherwise) to effectuate the provisions of Sections 2.5(a) and (b).

2.6.          Certain Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the Exchange Ratio established pursuant to the provisions of Section 2.1 shall be adjusted accordingly to provide to the Parent and the Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

2.7.          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 1302 et. seq. of the Florida Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration payable for each such share of Company Common Stock.  Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 1302, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 1302 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration payable for each such share of Company Common Stock, upon surrender, in the manner provided in Section 2.3, of the certificate or certificates that formerly evidenced such Company Common Stock.

2.8.          Lost, Stolen or Destroyed Certificates.  In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 2.1, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.9.          Required Deduction or Withholding.  Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment or any other payment in connection with the transactions contemplated by this Agreement under the

Code or any applicable provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Exchange Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.10.        Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are fully authorized in the name of their corporation or otherwise to take, and will use commercially reasonable efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows, except as set forth in the Parent SEC Filings, or in the written disclosure letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Parent Disclosure Letter shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  The inclusion of any information in the Parent Disclosure Letter (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

3.1.          Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub (a) has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and (b) is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.  Merger Sub has delivered or made available to the Company a true and correct copy of its Certificate of Incorporation and By-laws, each as amended to date.  Section 3.1 of the Parent Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of Parent.  Except for Parent’s Equity Interest in Merger Sub, none of Parent or Merger Sub holds an Equity Interest in any other person.

3.2.          Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws that are listed as exhibits to Parent’s Registration Statement on Form S-1 filed on March 3, 2004 and the amendments thereto are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of Parent Certificate or Parent By-laws.  The minute books of Parent made available to counsel for the Company are the only minute books of Parent and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent from January 1, 2002 through March 7, 2007.

3.3.          Capitalization

(a)           The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”).  As of April 6, 2007, (A) 30,598,098 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights (which amount excludes 1,431,726 shares of restricted stock subject to Parent’s right of repurchase issued pursuant to the Parent Stock Plans), (B) no shares of Parent Preferred Stock were issued and outstanding and (C) no shares were held in treasury. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b)           As of April 6, 2007, except for warrants to purchase no more than 2,608,035 shares of Parent Common Stock (“Parent Warrants”) and options to purchase no more than 1,687,022 shares of Parent Common Stock (“Parent Options”), there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or Merger Sub, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or Merger Sub to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or Merger Sub.  Parent has provided the Company with a true and complete list, as of the date hereof, of (A) all Parent Warrants outstanding, the prices at which such outstanding Parent Warrants may be exercised and the number of Parent Warrants outstanding at each such price and (B) all Parent Options outstanding under the Parent Stock Plans, the prices at which such outstanding Parent Options may be exercised, the number of Parent Options outstanding at each such price and the vesting schedule of Parent Options. All shares of Parent Common Stock subject to issuance under Parent Warrants and Parent Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)           As of the date hereof, there are no outstanding contractual obligations of Parent or Merger Sub (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or Merger Sub.  Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by

Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.  There are no outstanding contractual obligations of Parent or Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

(d)           Parent does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has not adopted a stockholder rights plan or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of any Equity Interest in Parent.

(e)           None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

3.4.          Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.18 and for the filing and recordation of the Articles of Merger in the State of Florida and the filing and recordation of the Certificate of Merger in the State of Delaware.  This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.5.          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (A) conflict with or violate any provision of Parent Certificate or Parent By-laws or Merger Sub’s Certificate of Incorporation or By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (C) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other Encumbrance on any property or asset of Parent pursuant to, any Contract or other instrument or obligation to which it is a party or by which Parent or Merger Sub is affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) the consents and approvals set forth in Section 3.5(b) of the Parent Disclosure Letter, (B) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act and the rules and regulations of The NASDAQ Stock Market, Inc., (C) the filing and recordation of the Articles of Merger as required by the FBCA and the filing and recordation of the Certificate of Merger as required by the DGCL and (D) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

3.6.          Permits; Compliance With Law.  Parent is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity (collectively, “Parent Permits”), including all Parent Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the U.S. Food and Drug Administration (“FDA”) promulgated thereunder and the regulations of the European Medicines Evaluation Agency (“EMEA”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and all such Parent Permits are valid, and in full force and effect, except where the failure to have or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit.  Neither Parent nor Merger Sub is in conflict with, or in default or violation of, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, except for such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.  No investigation, review or other Legal Proceeding by any Governmental Entity is pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, nor has any Governmental Entity indicated to Parent or Merger Sub an intention to conduct the same that would, individually or in the aggregate, have a Material Adverse Effect.

3.7.          SEC Filings; Financial Statements.

(a)           Parent has filed or furnished all forms, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Exchange Act since June 4, 2004 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (A) as of the time it was filed, complied in all material respects with the requirements of the Exchange Act, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The appropriate officers of Parent have made the certifications required by Sections 302 and 906 of, and Parent has complied in all material respects with, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) as applicable to it.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Article 10 of Regulation S-X promulgated by the SEC and the instructions to Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments that would not be material in amount). The books and records of Parent and Merger Sub have been maintained in accordance with applicable material legal and accounting requirements.

(c)           Except as set forth in Section 3.7(c) of the Parent Disclosure Letter and as and to the extent set forth on the balance sheet of Parent as of December 31, 2006 included in Parent Form 10-K for the year ended December 31, 2006 filed on March 16, 2007, including the notes thereto, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2006.

(d)           Parent maintains adequate disclosure controls and procedures designed to provide reasonable assurance that material information required to be disclosed in the reports that Parent files or submit pursuant to the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to Parent’s management, including its chief executive officer and chief financial officer to allow timely decisions regarding required disclosure. Except as set forth in Section 3.7(d) of the Parent Disclosure Letter, there are no (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)           Parent maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in Section 3.7(d) of the Parent Disclosure Letter, as of December 31, 2006, Parent is not aware of any material deficiencies with respect to its internal control over financial reporting.

3.8.          Brokers. No broker, finder or investment banker (other than Lazard Frères & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

3.9.          Absence of Certain Changes or Events. Since December 31, 2006, except as specifically contemplated by, or as disclosed in, this Agreement, the Parent SEC Filings or Section 3.9 of the Parent Disclosure Letter, Parent and Merger Sub have conducted their operations only in the ordinary course of business consistent with past practice and:

(a)           there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Parent (whether or not covered by insurance);

(c)           Neither Parent nor Merger Sub has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any Equity Interests or other securities;

(d)           Neither Parent nor Merger Sub has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options identified in Section 3.9(d) of the Parent Disclosure Letter); (iii) any instrument convertible into or exchangeable for any capital stock or other security or (iv) any Equity Interest;

(e)           Neither Parent nor Merger Sub has amended or waived any of its rights under or approved the acceleration of vesting under any provision of: (i) any Parent Stock Plan; (ii) any Parent Option or any Contract evidencing or relating to any Parent Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)            there has been no amendment to the Parent Certificate or Parent By-laws, and Parent has not effected or been a party to any merger, consolidation, share exchange,

business combination, recapitalization, reclassification of shares, reorganization, stock split, reverse stock split, plan of complete or partial liquidation, dissolution, restructuring or similar transaction;

(g)           Neither Parent nor Merger Sub has formed any Subsidiary other than Merger Sub or acquired any Equity Interest or other interest in any other person;

(h)           Neither Parent nor Merger Sub has: (i) lent money to any person; (ii) incurred, assumed or guaranteed any indebtedness for borrowed money; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) assumed or guaranteed any indebtedness or other obligations of any other person; or (v) made any capital expenditure or commitment in excess of $100,000;

(i)            Neither Parent nor Merger Sub has: (i) adopted, established or entered into any Parent Benefit Plan; (ii) caused or permitted any Parent Benefit Plan to be amended other than as required by Law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j)            Neither Parent nor Merger Sub has changed any of its methods of accounting or accounting practices in any material respect;

(k)           Neither Parent nor Merger Sub has made any material Tax election, filed any material amendment to any Tax Return, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)            Neither Parent nor Merger Sub has commenced or settled any Legal Proceeding;

(m)          Neither Parent nor Merger Sub has entered into any material transaction outside the ordinary course of business;

(n)           Neither Parent nor Merger Sub has sold, leased or otherwise irrevocably disposed of any of its assets or properties, nor has any security interest or other Encumbrance been created in such assets or properties, except in the ordinary course of business consistent with past practices;

(o)           there has been no amendment or early termination of any Parent Material Contract;

(p)           there has been no (i) material change in pricing or royalties set or charged by Parent to its customers or licensees, (ii) agreement by Parent to change pricing or royalties set or charged by persons who have licensed Intellectual Property to Parent, or

(iii) as of the date of this Agreement, material change in pricing or royalties set or charged by persons who have licensed Intellectual Property to Parent; and

(q)           neither Parent nor Merger Sub has negotiated, agreed or committed to take any of the actions referred to in clauses (c) through (p) above (other than negotiations between the parties to enter into this Agreement).

3.10.        Labor and Other Employment Matters.  Parent has identified in Section 3.10 of the Parent Disclosure Letter and has made available to the Company true and complete copies of (A) all severance and employment agreements and other compensation arrangements with directors, officers or employees of or consultants to Parent, (B) all severance programs and policies of Parent with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent with or relating to its directors, officers, employees or consultants which contain change in control provisions.

3.11.        Tax Treatment. None of Parent, Merger Sub or, to the knowledge of Parent, any of Parent’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.12.        Contracts.  Except as set forth in the Parent SEC Filings or in Section 3.12 of the Parent Disclosure Letter, neither Parent nor Merger Sub is a party to any agreement, contract or commitment (i) that is a “material contract” as defined in Section 601(b)(10) of Regulation S-K promulgated by the SEC, (ii) that involves payment or receipt by Parent under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, (iii) that is material to the business or operations of Parent or (iv) the termination of which would have a Material Adverse Effect.  As of the date hereof, each Contract of the type described in this Section 3.12, whether or not set forth in Section 3.12 of Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.”  Each Parent Material Contract is valid and binding on Parent or Merger Sub, as the case may be and, to Parent’s knowledge, each other party thereto, and in full force and effect, and each of Parent and Merger Sub, as applicable, has in all respects performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, Parent has not received any written notice or other indication of the intent of the other party to amend, terminate or breach its obligations under any Parent Material Contract or any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.

3.13.        Litigation. Except as set forth in Section 3.13 of the Parent Disclosure Letter and as and to the extent disclosed in the Parent SEC Filings filed prior to the date of this Agreement or as would not, individually or in the aggregate have a Material Adverse Effect, (a) there is no suit, claim, action, investigation or other Legal Proceeding pending or, to the knowledge of

Parent, threatened in writing against Parent or Merger Sub for which Parent or Merger Sub is as of the date hereof obligated to indemnify a third party and (b) neither Parent nor Merger Sub is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.  There is no suit, claim, action, investigation or other Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement in connection therewith.

3.14.        Intellectual Property.

(a)           Parent or Merger Sub owns, or is licensed under, all Parent Intellectual Property Rights, except for any failure to own or have license rights under that would not have a Material Adverse Effect.

(b)           Section 3.14(b) of the Parent Disclosure Letter is an accurate, true and complete listing of all Parent Registered Intellectual Property owned by Parent as of the date hereof.

(c)           Section 3.14(c) of the Parent Disclosure Letter accurately identifies, as of the date hereof, (i) all Parent Registered Intellectual Property exclusively licensed to Parent (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development or manufacturing of, any of Parent’s product candidates) and (ii) the corresponding Contracts pursuant to which such Parent Registered Intellectual Property is licensed to Parent.

(d)           Section 3.14(d) of the Parent Disclosure Letter accurately identifies, as of the date hereof, each Contract pursuant to which any person has been granted any commercial, non-academic, license under, or otherwise has received or acquired any commercial, non-academic right (whether or not currently exercisable) or interest in, any Parent Intellectual Property Rights.

(e)           Parent exclusively owns all right, title, and interest to and in Parent Intellectual Property Rights (other than Parent Intellectual Property Rights licensed to Parent, as identified in Section 3.14(c) of the Parent Disclosure Letter) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Section 3.14(d) of the Parent Disclosure Letter). Without limiting the generality of the foregoing, as of the date hereof:

(i)            To the knowledge of Parent, all documents and instruments necessary to register or apply for or renew registration of Parent Registered Intellectual Property have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity.

(ii)           Each person who is or was an employee of Parent and who is or was involved in the creation or development of any Parent Intellectual Property Rights has signed a valid, enforceable agreement containing an obligation to assign Intellectual Property to Parent and confidentiality provisions protecting trade secrets and confidential information of Parent. No current or former stockholder, officer, director, or employee of Parent has any claim, right (whether or not currently exercisable), or interest to or in any Parent Intellectual Property Rights. To the knowledge of Parent, no employee of Parent is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or (b) in breach of any Contract with any former employer or other person concerning Parent Intellectual Property Rights or confidentiality provisions protecting trade secrets and confidential information in Parent Intellectual Property Rights.

(iii)          Parent has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent holds, or purports to hold, as a trade secret.

(iv)          Parent has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent Intellectual Property Rights to any other person.

(v)           Parent is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Parent to grant or offer to any other person any license or right to any Parent Intellectual Property Rights.

(f)            Parent has delivered, or made available to the Company, a complete and accurate copy of all Parent Intellectual Property Rights Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any Parent Intellectual Property Rights Agreement, will not cause the forfeiture or termination of or Encumbrance upon, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Parent Intellectual Property Rights or impair the right of Parent to use, sell or license any Parent Intellectual Property Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, result in a Material Adverse Effect. With respect to each of the Parent Intellectual Property Rights Agreements, as of the date hereof: (i) each such agreement is valid and binding on Parent and in full force and effect; (ii) Parent has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Parent, and to the knowledge of Parent, any other party to such agreement, is not in breach or default thereof in any material respect.

(g)           To the knowledge of Parent, as of the date hereof, no third party is violating any license or agreement with Parent relating to any Parent Intellectual Property Rights.

(h)           Except as set forth in Section 3.14(h) of the Parent Disclosure Letter, as of the date hereof, there is no current, pending or, to the knowledge of Parent, threatened challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Parent Intellectual Property Rights, nor has Parent or Merger Sub received any written notice asserting that any Parent Intellectual Property Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(i)            Each item of Parent Intellectual Property Rights that is Parent Registered Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered Intellectual Property in full force and effect have been made by the applicable deadline or permitted deadline extension, except as would not, individually or in the aggregate have a Material Adverse Effect.  Except as may be set forth in the Contracts listed in Section 3.14(c) or 3.14(d) of the Parent Disclosure Letter, Parent has the right to apply for patent term extension, patent term adjustment, or supplemental protection certificate in all jurisdictions as to all patents included in the Parent Registered Intellectual Property.

(j)            Except as may be set forth in the Contracts listed in Section 3.14(c) or 3.14(d) of the Parent Disclosure Letter: (i) neither Parent nor Merger Sub is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other person with respect to any Intellectual Property infringement, misappropriation, or similar claim and (ii) neither Parent nor Merger Sub has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation, or violation of any Intellectual Property right.

3.15.        Regulatory Compliance

(a)           None of Parent or Merger Sub or, to the knowledge of Parent, any of their licensees or assigns of Parent Intellectual Property Rights has received any written notice that the FDA, EMEA or any other similar Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application (or foreign counterpart thereto) sponsored by Parent or otherwise restrict the preclinical research on or clinical study of any Parent product or any biological or drug product being developed by any licensee or assignee of Parent Intellectual Property Rights based on such Intellectual Property, or to recall, suspend or otherwise restrict the manufacture of any Parent product.

(b)           There are no proceedings pending with respect to a violation by Parent of the FDCA, FDA regulations adopted thereunder or any other similar legislation or regulation promulgated by the EMEA or any other Governmental Entity.

3.16.        Taxes.  Each of Parent and Merger Sub has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

3.17.        Opinion of Financial Advisor.  Lazard Frères & Co. LLC has delivered to the Parent Board its opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.

3.18.        Vote Required. The affirmative vote of (a) the holders of a majority of the shares of Parent Common Stock voting at the Parent Stockholders Meeting in favor of (i) the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger (the “Parent Stock Issuance”) and (ii) the approval of an increase by no more than 2,800,000 in the number of shares of Parent Common Stock available for issuance pursuant to awards under the Parent 2004 Plan (the “Parent Plan Increase”) are the only votes of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve each of the Parent Stock Issuance and the Parent Plan Increase (collectively, the “Parent Stockholder Approval”).

3.19.        Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct wholly-owned Subsidiary of Parent.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

3.20.        Transactions with Affiliates.  Except as set forth in the Parent SEC Filings filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21.        Inapplicability of Anti-takeover Statutes. The Parent Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the Delaware General Corporation Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger.  No other state takeover statute or similar legal requirement applies or purports to apply to the Merger, this Agreement, the Parent Support Agreement or any of the other transactions contemplated hereby.

3.22.        Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus will, at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy

Statement/Prospectus is mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent with respect to statements made in the Registration Statement or the Joint Proxy Statement/Prospectus based upon information supplied by any party other than Parent for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.23.        Foreign Corrupt Practices Act And International Trade Sanctions.  None of Parent, Merger Sub or any of their directors, officers, agents, employees or any other persons acting on its behalf has, in connection with the operation of its business, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (b) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (a), (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows, except as set forth in the written disclosure letter delivered by the Company on the date hereof to Parent (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Company Disclosure Letter shall qualify other sections and subsections in this Article IV to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  The inclusion of any information in the Company Disclosure Letter (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

4.1.          Organization and Qualification; Subsidiaries.  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida.  FermaVir Research, Inc. (“FRI”) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company and its Subsidiaries (a) has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and (b) is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.  Section 4.1 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company and their jurisdiction of incorporation.

Except for the Company’s Equity Interest in FRI, the Company does not hold an Equity Interest in any other person.

4.2.          Articles of Incorporation and By-laws; Corporate Books and Records.  The copies of (a) the Company’s articles of incorporation (the “Company Articles”) including all amendments thereto that are listed as exhibits to the Company’s Form SB-2 filed on June 15, 2004 and the Company’s Form 8-K filed on August 19, 2005 and (b) the Company’s By-laws (the “Company By-laws”), that are listed as an exhibit to the Form 8-K filed on August 19, 2005 are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Articles or the Company By-laws.  The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.  The Company has provided to Parent complete and correct copies of the certificate of incorporation and by-laws or the equivalent thereof of each Subsidiary of the Company.

4.3.          Capitalization.

(a)           The authorized capital stock of the Company consists of 120,000,000 shares of capital stock divided into 100,000,000 shares of Company Common Stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.001 par value per share (“Company Preferred Stock”).  As of the date hereof, (A) 20,853,231 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (B) no shares of Company Preferred Stock were issued and outstanding.

(b)           As of the date hereof, except for Company Options to purchase 2,411,000 shares of Company Common Stock, warrants to purchase 10,776,477 shares of Company Common Stock (the “Company Warrants”) and the warrants set forth in Section 4.3(b)(i) of the Company Disclosure Letter, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.  Section 4.3(b) of the Company Disclosure Letter sets forth (i) a true and complete list, as of the date hereof, of all Company Options outstanding under the Company Option Plans, the prices at which such outstanding Company Options may be exercised and the vesting schedule of the Company Options and (ii) a true and complete list, as of the date hereof, of all Company Warrants and the prices at which such Company Warrants may be exercised.  All Company Common Stock subject to issuance under the Company Option Plans and all Company Common Stock subject to issuance under the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)           Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s voting rights, charges and other encumbrances of any nature whatsoever. As of the date hereof, except as disclosed in the Company SEC Filings or Section 4.3(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any Company Common Stock or any other capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person.

(d)           The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The Company has not adopted a shareholder rights plan or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of any Equity Interest in the Company.

(e)           Except as set forth in Section 4.3(e) of the Company Disclosure Letter, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

4.4.          Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.22.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) conflict with or violate any provision of the Company Articles or the Company By-laws (assuming the Company Stockholder Approval is obtained), (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (C) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company Permit or other instrument or obligation to which it is a party or by which the Company or any of its Subsidiaries is affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) the consents and approvals set forth in Section 4.5(b) of the Company Disclosure Letter, (B) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act and the rules and regulations of The NASDAQ Stock Market, Inc. relative to companies listed on the Over the Counter Bulletin Board, (C) the filing and recordation of the Articles of Merger as required by the FBCA and the filing and recordation of the Certificate of Merger as required by the DGCL and (D) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

4.6.          Permits; Compliance With Law.  The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity (collectively, “Company Permits”), including all Company Permits under the FDCA and the regulations of the FDA promulgated thereunder and the regulations of the EMEA, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and all such Company Permits are valid, and in full force and effect, except where the failure to have or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Company Permit.  None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to it or by which any of its properties or assets is bound or affected or (y) any Company Permits, except, in each case, for such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.  No investigation, review or other Legal Proceeding by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same that would, individually or in the aggregate, have a Material Adverse Effect.

4.7.          SEC Filings; Financial Statements.

(a)           The Company has filed or furnished all forms, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act since October 12, 2004 (collectively, the “Company SEC Filings”). Each Company SEC Filing (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (A) as of the time it was filed, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The appropriate officers of the Company have made the certifications required by Sections 302 and 906 of, and the Company has complied in all material respects with, the Sarbanes-Oxley Act as applicable to it.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly consolidated financial statements, as permitted by Article 10 of Regulation S-X promulgated by the SEC and the instructions to Form 10-QSB under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments that would not be material in amount). The books and records of the Company have been maintained in accordance with applicable material legal and accounting requirements.

(c)           Except as set forth in Section 4.7(c) of the Company Disclosure Letter and as and to the extent set forth on the consolidated balance sheet of the Company as of January 31, 2007 included in the Company’s Form 10-QSB for the quarter ended January 31, 2007 filed on March 26, 2007, including the notes thereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business consistent with past practices since January 31, 2007.

(d)           The Company maintains adequate disclosure controls and procedures designed to provide reasonable assurance that material information required to be disclosed in the reports that the Company files or submit pursuant to the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer to allow timely decisions regarding required disclosure. Except as disclosed in the Company SEC Filings, there are no (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)           The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Company SEC Filings, as of January 31, 2007, the Company is not aware of any material deficiencies with respect to its internal control over financial reporting.

(f)            None of the Company or any of its Subsidiaries is a party to, nor does the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person (such as any arrangement described in Section 303(a)(4) of Regulation S-B promulgated by the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

4.8.          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.9.          Absence of Certain Changes or Events. Since January 31, 2007, except as specifically contemplated by, or as disclosed in, this Agreement, Section 4.9 of the Company Disclosure Letter or the Company SEC Filings, the Company and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice and:

(a)           there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company (whether or not covered by insurance);

(c)           none of the Company or any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any Equity Interests or other securities;

(d)           none of the Company or any of its Subsidiaries has sold, issued or granted, or authorized the issuance of, or amended the terms of: (i) any capital stock or other security (except for shares of Company Common Stock issued upon the valid exercise of outstanding Company Options and Company Warrants); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Section 4.9(d) of the Company Disclosure Letter); (iii) any instrument convertible into or exchangeable for any capital stock or other security or (iv) any Equity Interest;

(e)           the Company has not amended or waived any of its rights under, and has not approved the acceleration of vesting under any provision of: (i) any Company Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)            there has been no amendment to the Company Articles or the Company By-laws, and none of the Company or any of its Subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, reorganization, stock split, reverse stock split, plan of complete or partial liquidation, dissolution, restructuring or similar transaction;

(g)           none of the Company or any of its Subsidiaries has formed any Subsidiary or acquired any Equity Interest or other interest in any other person;

(h)           none of the Company or any of its Subsidiaries has: (i) lent money to any person; (ii) incurred, assumed or guaranteed any indebtedness for borrowed money; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) assumed or guaranteed any indebtedness or other obligations of any other person; or (v) made any capital expenditure or commitment in excess of $50,000;

(i)            none of the Company or any of its Subsidiaries has: (i) adopted, established or entered into any Company Benefit Plan; (ii) caused or permitted any Company Benefit Plan to be amended other than as required by Law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j)            none of the Company or any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect;

(k)           none of the Company or any of its Subsidiaries has made any material Tax election, filed any material amendment to any Tax Return, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)            none of the Company or any of its Subsidiaries has commenced or settled any Legal Proceeding;

(m)          none of the Company or any of its Subsidiaries has entered into any material transaction outside the ordinary course of business;

(n)           none of the Company or any of its Subsidiaries has sold, leased or otherwise irrevocably disposed of any of its assets or properties, nor has any security interest or other Encumbrance been created in such assets or properties, except in the ordinary course of business consistent with past practices;

(o)           there has been no amendment or early termination of any Company Material Contract;

(p)           there has been no (i) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, (ii) agreements by the Company or any of its Subsidiaries to change pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, or (iii) as of the date of this Agreement, material change in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries; and

(q)           none of the Company or any of its Subsidiaries has negotiated, agreed or committed to take any of the actions referred to in clauses (c) through (p) above (other than negotiations between the parties to enter into this Agreement).

4.10.        Employee Benefit Plans.

(a)           Section 4.10(a) of the Company Disclosure Letter sets forth a correct, accurate and complete list of each Employee Benefit Plan which is now, or was within the past six years, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has, or has had within the past six years, any obligation or liability, whether actual or contingent.  Each Employee Benefit Plan listed in such section of the Company Disclosure Letter is hereinafter referred to as a “Company Benefit Plan”.

(b)           With respect to each Company Benefit Plan, the Company has delivered or made available to Parent correct, accurate and complete copies of (A) all written documents comprising or relating to such plan (including amendments, individual agreements, investment management agreements, service agreements, trust agreements, insurance contracts and other funding agreements), and in the case of an unwritten

Company Benefit Plan, a written description thereof, (B) all material communications and summaries pertaining to such plan which have been provided to participants and the current summary plan description, if any is required by Law, including any summary of material modifications thereto, (C) the annual reports, if any, for the three most recent years required to be filed, (D) the most recent actuarial report and audited financial statement, if any, (E) the most recent determination, opinion, advisory or notification letter, if any, which has been issued by the IRS or other Governmental Entity and which covers such plan, (F) any employee handbook which includes a description of such plan, and (G) all filings made with any Governmental Entity to correct any failure with respect to such plan.

(c)           Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no Company Benefit Plan, and no Employee Benefit Plan which has ever been maintained, administered, sponsored or contributed to by the Company or any Company ERISA Affiliate, is or ever was (A) a “defined benefit plan”, as defined in Section 414 of the Code, a “multiemployer plan”, as defined in Section 3(37) of ERISA, a “multiple employer plan”, as described in Section 413(c) of the Code or a “multiple employer welfare arrangement”, as defined in Section 3(40) of ERISA, (B) subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, (C) subject to Title IV of ERISA, (D) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (E) established or maintained outside of the United States or a plan or arrangement which provides benefits to non-resident aliens (with respect to the U.S.) with no U.S. source income.

(d)           Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws.  All contributions required to be made to, or with respect to, any Company Benefit Plan as of the date of this Agreement by the terms of such plan, by contract or under applicable Law have been timely and fully made or, if not yet due, have been properly reflected on the Company’s balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date hereof.  All payments required to be made by, or with respect to, any Company Benefit Plan as of the date of this Agreement by the terms of such plan, by contract or under applicable Law have been timely and fully made.  Except as set forth in Section 4.10(d) of the Company Disclosure Letter, with respect to each Company Benefit Plan which is funded (or is required to be funded), the value of the assets of such plan are at least equal to the liabilities of such plan.  There have been no material violations of any reporting or disclosure requirements under any applicable Law with respect to any Company Benefit Plan, including any requirement to file notices, returns, reports and similar documents with any Governmental Entity or to provide notices, returns, reports and similar documents to any participant. The Company has no unpaid material liability (other than for routine contributions or benefit payments), or any unpaid material penalty or tax, with respect to any Company Benefit Plan or other Employee Benefit Plan, and no event, omission or error has occurred and, to the knowledge of the Company there exists no condition or set of circumstances, which could cause the Company to become subject to any such material liability, penalty or tax.

(e)           All contributions which have been made to any Company Benefit Plan have been fully deductible for income tax purposes under Section 162 or Section 404 of the Code, or under another applicable provision of Law.  No event has occurred that will or could subject any Company Benefit Plan to Tax under Section 511 of the Code.

(f)            Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified, and is covered by a determination, opinion, advisory or notification letter from the IRS which indicates its qualified status and on which any employer which has adopted such plan may currently rely.  To the knowledge of the Company, no event, omission or error has occurred which could adversely affect the qualified status of any such Company Benefit Plan.  Except as set forth in Section 4.10(f) of the Company Disclosure Letter, each Company Benefit Plan established or maintained outside of the United States has obtained from each government having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the applicable laws and regulations of such government.

(g)           No litigation or claim (other than routine claims for benefits) or other Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan.  To the knowledge of the Company, there is no basis for any such litigation, claim or Legal Proceeding to be brought.

(h)           Except as set forth in Section 4.10(h) of the Company Disclosure Letter or in the Company SEC Filings, no employee, officer, director or independent contractor of the Company shall accrue or receive any severance pay or similar pay, or any additional benefit, additional credit for service, accelerated vesting or accelerated right to payment of any benefit, under any Company Benefit Plan, or under any other arrangement or agreement with the Company, as a result of the execution and delivery of, or the transactions contemplated by, this Agreement.  No payment made or contemplated under any Company Benefit Plan, or by the Company, constituted, or would constitute, an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            Except as set forth in Section 4.10(i) of the Company Disclosure Letter, no Company Benefit Plan provides, and the Company has not promised and is not under any agreement to provide, any post-employment or post-retirement health, disability, death benefit or other welfare benefit to any employee.

(j)            Except as set forth in Section 4.10(j) of the Company Disclosure Letter, no individual has been required to include any amount in gross income under Section 409A of the Code (A) because any Company Benefit Plan has failed to meet, or has not been operated in compliance with, a requirement of Section 409A(a), or (y) by reason of the application of Section 409A(b) to any plan, trust or arrangement of the Company.

(k)           To the knowledge of the Company, no award of equity, equity rights or an option to purchase stock or any other Equity Interest has been made under any Company Benefit Plan (including, without limitation, the Company Options) which has been backdated, altered or granted with an effective date which is other than the date on which the award was actually made and which would have a Material Adverse Effect.

(l)            The Company has expressly reserved to itself the right to amend, terminate or otherwise discontinue each Company Benefit Plan.  The Company has no express or implied commitment to (A) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or other applicable Law or (B) establish any new Employee Benefit Plan for its current or former employees, officers, directors or independent contractors.  Neither the execution or delivery of, nor the occurrence of the transactions contemplated by, this Agreement shall result in any increase in the contributions required to be made to any Company Benefit Plan.  No Company Benefit Plan has invested any assets in stock or any other security issued by the Company or any Company ERISA Affiliate.

(m)          No Company ERISA Affiliate has incurred, or is reasonably likely to incur, any material liability, fine, penalty or tax with respect to any Employee Benefit Plan for which the Company could be liable after the completion of the transactions contemplated by this Agreement.

4.11.        Labor and Other Employment Matters.

(a)           The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.  None of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries.  There is no and there has never been a labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which would interfere in any respect that would have a Material Adverse Effect. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b)           The Company has identified in Section 4.11(b) of the Company Disclosure Letter and has made available to Parent true and complete copies of (A) all severance and employment agreements and letters of employment and compensation arrangements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (B) all severance programs and policies of the Company with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in the agreements set forth in Section 4.11(b) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the date hereof, no individual who is a party to an employment agreement or compensation arrangement listed in Section 4.11(b) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company or any of its Subsidiaries has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company or any of its Subsidiaries under such agreement.

4.12.        Tax Treatment. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13.        Contracts.  Except as set forth in Section 4.13 of the Company Disclosure Letter or the Company SEC Filings, none of the Company or any of its Subsidiaries is a party to:

(a)           any Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b)           any Contract relating to the employment of, or the performance of employment-related services by, any person, including any employee, consultant or independent contractor, not terminable by the Company or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit the Company’s ability to terminate employees at will;

(c)           any Contract relating to any agreement or plan, including, without limitation, any Company Option Plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated hereby (either alone or in conjunction with any other event, such as a termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby;

(d)           any Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors;

(e)           any Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or prohibiting the Company or any of its Subsidiaries from engaging in business with any persons or levying any fee, charge or payment for doing any of the foregoing;

(f)            any Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(g)           any Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any person;

(h)           any Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(i)            any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or any of its Subsidiaries, (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development, collaboration, partnering or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries; (iv) any agreement, contract or commitment currently in force to license any third party to manufacture or produce any product of the Company or any of its Subsidiaries, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any Company products or service except agreements with distributors or sales representatives in the ordinary course of business or (v) licenses or other agreements, including amendments to such licenses, for patents, trademarks, trade secrets, domain names or other Intellectual Property rights, except, in each case, for any agreement with respect to which the Company or its Subsidiaries does not have any payment obligations other than immaterial payment obligations;

(j)            any Contract with any person, including without limitation any financial advisor, broker, finder, investment banker or other person, providing advisory services to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; or

(k)           any other agreement, contract or commitment (i) that is a “material contract” as defined in Section 601(b)(10) of Regulation S-K promulgated by the SEC, (ii) that involves payment or receipt by the Company or any of its Subsidiaries under any such agreement, contract or commitment of $50,000 or more in the aggregate or obligations after the date of this Agreement in excess of $50,000 in the aggregate, (iii) that is material to the business or operations of the Company or any of its Subsidiaries or (iv) the termination of which would have a Material Adverse Effect.

As of the date hereof, each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company or any Subsidiary of the Company party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, the Company or any Subsidiary of the Company party thereto has not received any written notice or other indication of the intent of the other party to amend, terminate or breach its obligations under any Company Material Contract or any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.  Section 4.13 of the Company Disclosure Letter identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company or any of its Subsidiaries (other than term sheets and proposals provided by the Company or any of its Subsidiaries or to the Company or any of its Subsidiaries by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by the Company or any of its Subsidiaries would be a Company Material Contract.

4.14.        Litigation.  Except as set forth in Section 4.14 of the Company Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no suit, claim, action, investigation or other Legal Proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and the Company is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.  There is no suit, claim, action, investigation or other Legal Proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

4.15.        Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           The Company and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws,

(B) holds all Environmental Permits necessary to conduct its current operations, (C) is in compliance with its Environmental Permits and (D) all such Environmental Permits are in full force and effect.

(b)           None of the Company or any of its Subsidiaries has produced, processed, manufactured, generated, treated, handled, stored, transported or disposed of any Hazardous Materials, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c)           None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

(d)           None of the Company or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal, cleanup or response action with respect to Hazardous Materials and no investigation or Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee with respect to nor has the Company or any of its Subsidiaries assumed by contract or by operation of law any other person’s liability under any Environmental Law.

(e)           None of the real property leased or operated by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup, including, but not limited to, designation as contaminated or a special site within the meaning of Part 11A of the Environmental Protection Act of 1990.

(f)            To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that could reasonably be expected to (A) interfere with or prevent continued compliance by the Company and its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

4.16.        Intellectual Property.

(a)           The Company or one of its Subsidiaries owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all Company Intellectual Property Rights, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect.

(b)           Section 4.16(b) of the Company Disclosure Letter is an accurate, true and complete listing of all Company Registered Intellectual Property owned by the Company as of the date hereof.

(c)           Section 4.16(c) of the Company Disclosure Letter accurately identifies as of the date hereof (i) all Company Intellectual Property Rights licensed to the Company or any of its Subsidiaries (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development or manufacturing of, any of the Company’s product candidates) and (ii) the corresponding Contracts pursuant to which such Company Intellectual Property Rights are licensed to the Company or such Subsidiary.

(d)           Section 4.16(d) of the Company Disclosure Letter accurately identifies each Contract pursuant to which any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Rights.  None of the Company or any of its Subsidiaries is bound by, and no Company Intellectual Property Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company Intellectual Property Rights anywhere in the world.

(e)           The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company Intellectual Property Rights (other than Company Intellectual Property Rights exclusively licensed to the Company or one of its Subsidiaries, as identified in Section 4.16(e) of the Company Disclosure Letter) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Section 4.16(d) of the Company Disclosure Letter). Without limiting the generality of the foregoing as of the date hereof:

(i)            To the knowledge of the Company, all documents and instruments necessary to register or apply for or renew registration of Company Registered Intellectual Property have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity.

(ii)           Each person who is or was an employee or contractor of the Company or one of its Subsidiaries and who is or was involved in the creation or development of any Company Intellectual Property Rights has signed a valid, enforceable agreement containing an obligation to assign Intellectual Property to the Company or one of its Subsidiaries and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.  No current or former shareholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property Rights.  To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any of its Subsidiaries or (b) in breach of any Contract with any former employer or other person concerning

Company Intellectual Property Rights or confidentiality provisions protecting trade secrets and confidential information in Company Intellectual Property Rights.

(iii)          The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company and each of its Subsidiaries holds, or purports to hold, as a trade secret.

(iv)          None of the Company or any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Intellectual Property Rights to any other person.

(v)           None of the Company or any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other person any license or right to any Company Intellectual Property Rights.

(vi)          The Company Intellectual Property Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted.

(f)            The Company has delivered, or made available to Parent, a complete and accurate copy of all Company Intellectual Property Rights Agreements. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any Company Intellectual Property Rights Agreement, will not cause the forfeiture or termination of or Encumbrance upon, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Company Intellectual Property Rights or impair the right of the Company or any of its Subsidiaries to use, sell or license any Company Intellectual Property Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, result in a Material Adverse Effect. With respect to each of the Company Intellectual Property Rights Agreements as of the date hereof: (i) each such agreement is valid and binding on the Company and/or such Subsidiary that is a party thereto and in full force and effect; (ii) none of the Company or any of its Subsidiaries has received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) none of the Company or any of its Subsidiaries, and to the knowledge of the Company, any other party to such agreement, is in breach or default thereof in any material respect.

(g)           To the knowledge of the Company as of the date hereof, neither the manufacture, marketing, license, sale, offer for sale, use or intended use of the technology licensed by the Company and its Subsidiaries as set forth in Section 4.16(c) of the Company Disclosure Letter any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries violates any license or agreement between the Company and any third party or, to the knowledge of the Company, infringes or nor would induce infringement of, nor constitute contributory infringement of any Intellectual Property right of any other party.  To the knowledge of the Company as of the date hereof, no third party is infringing upon, or violating any license or agreement with the Company or any of its Subsidiaries relating to any Company Intellectual Property Rights.  Except as set forth in Section 4.16(g) of the Company Disclosure Letter as of the date hereof, there is no current, pending or, to the knowledge of the Company, threatened challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any Company Intellectual Property Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(h)           Each item of Company Intellectual Property Rights that is Company Registered Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline or permitted deadline extension, except as would not, individually or in the aggregate, have a Material Adverse Effect.  Except as may be set forth in the Contracts listed in Section 4.16(d) or Section 4.16(d) of the Company Disclosure Letter, the Company has the right to apply for patent term extension, patent term adjustment, or supplemental protection certificate in all jurisdictions as to all patents included in the Company Registered Intellectual Property.

(i)            To the knowledge of the Company as of the date hereof, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired.

(j)            Except as may be set forth in the Contracts listed in Section 4.16(c) or 4.16(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other person with respect to any Intellectual Property infringement, misappropriation, or similar claim.  None of the Company or any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation, or violation of any Intellectual Property right.

4.17.        Regulatory Compliance.

(a)           None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the licensees or assigns of Company Intellectual Property Rights, has received any written notice that the FDA, EMEA or any other similar Governmental

Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application (or foreign counterpart thereto) sponsored by the Company or any of its Subsidiaries or otherwise restrict the preclinical research on or clinical study of any Company product or any biological or drug product being developed by any licensee or assignee of Company Intellectual Property Rights based on such Intellectual Property, or to recall, suspend or otherwise restrict the manufacture of any Company product.

(b)           The Company has made available to Parent copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA and EMEA that indicate or suggest lack of compliance with the regulatory requirements of the FDA or EMEA. The Company has made available to Parent for review all correspondence to or from the FDA and EMEA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA and EMEA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA and EMEA, or prepared by the FDA or EMEA or which bear in any way on the Company’s and its Subsidiaries’ compliance with regulatory requirements of the FDA or EMEA, or on the likelihood of timing of approval of any Company products.

(c)           There are no proceedings pending with respect to a violation by the Company or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder or any other similar legislation or regulation promulgated by the EMEA or any other Governmental Entity.

(d)           None of the Company or any of its Subsidiaries has made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA, EMEA or any other Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, EMEA or any other Governmental Entity relating to any product of the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect.

(e)           None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer, key employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar Law.

(f)            The clinical, preclinical, safety and other studies or tests conducted by or on behalf of or sponsored, by the Company or any of its Subsidiaries or in which the Company’s product candidates under development have participated, were and, if still pending, are being, conducted in material compliance with standard medical and scientific procedures.  The Company and its Subsidiaries have operated within, and currently is in material compliance with, all applicable rules, regulations and policies of the FDA, the EMEA and any other Governmental Entity for such studies.

4.18.        Taxes.

(a)           Except as disclosed on Section 4.18 of the Company Disclosure Letter, the Company and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed and given or delivered all notices, accounts and information which ought to have been made, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b)           Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements included in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c)           Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other Legal Proceeding in respect of Taxes of any of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and none of the Company or any of its Subsidiaries has received notification that any such audit or Legal Proceeding is pending, and (iii) none of the Company, and of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)           Each of the Company and its Subsidiaries has withheld or paid all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)            None of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return.

(g)           No claim has ever been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)           None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (i) as a result of being  a member of a group for Taxation purposes, (ii) as a transferor, transferee or successor, (iii) by contract or indemnity, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i)            The Company has made available to the Parent correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2001, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(j)            Each of the Company and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(k)           None of the Company or any of its Subsidiaries has consummated or participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(l)            None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Effective Time; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the date hereof. None of the Company or any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m)          No deduction for federal income tax purposes has been nor is any such deduction expected by the Company or any of its Subsidiaries to be disallowed for remuneration paid by the Company or one of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

4.19.        Insurance.  Section 4.19 of the Company Disclosure Letter lists all policies of liability, property, casualty and other forms of insurance owned or held by the Company or its Subsidiaries, copies of which have previously been made available to Parent.  As of the date hereof and for the five years prior to the date hereof, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  Such policies provide coverage on such terms and in such amounts as was determined by the Company Board to be adequate for the Company and its Subsidiaries.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

4.20.        Transactions with Affiliates.  Except as set forth in the Company SEC Filings filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last Annual Report on Form 10-KSB filed with the SEC through the date of this Agreement, there are no transactions or relationships between the Company and any affiliate thereof.

4.21.        Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at the Company Stockholders Meeting in favor of the Merger is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger (the “Company Stockholder Approval”).

4.22.        Title to Assets.  The Company and its Subsidiaries own and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in their business or operations or purported to be owned by them, including: (a) all assets reflected in the books and records of the Company or one of its Subsidiaries as being owned by the Company and its Subsidiaries.  All of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries; and (iii) liens described in Section 4.22 of the Company Disclosure Letter.

4.23.        Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Company for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent or the Parent Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No representation or warranty is made by the Company with respect to statements made in the Registration Statement or the Joint Proxy Statement/Prospectus based upon information supplied by any party other than the Company for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.24.        Inapplicability of Anti-takeover Statutes. The Company Board has taken and will take all actions necessary to ensure that the “control-share acquisition” provisions of the FBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger.  No other state takeover statute or similar legal requirement applies or purports to apply to the Merger, this Agreement, the Company Voting Agreement or any of the other transactions contemplated hereby.

4.25.        Real Property.  None of the Company or any of its Subsidiaries owns any real property or any interest in real property, except for the leaseholds created under the real property lease identified in Section 4.25 of the Company Disclosure Letter which is in full force and effect and with no existing default thereunder.

4.26.        Foreign Corrupt Practices Act And International Trade Sanctions.  None of the Company or any of its Subsidiaries or any of their directors, officers, agents, employees or any other persons acting on its behalf has, in connection with the operation of its business, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (b) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (a), (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE V
COVENANTS

5.1.          Conduct of Business by Parent and Merger Sub Pending the Closing.  Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Parent Disclosure Letter, as specifically permitted by any other provision of this Agreement or with the prior written consent of the Company, neither Parent nor Merger Sub shall (unless required by applicable Law) do, or agree to do, any of the following without the prior written consent of the Company:

(a)           amend or otherwise change its certificate of incorporation or by-laws;

(b)           (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or Encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or Merger Sub of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or Merger Sub, other than (x) the issuance of Parent Common Stock upon the exercise of Parent Options in accordance with their terms and (y) the grant of up to 300,000 Parent Options or (B) sell, pledge, dispose of, transfer, lease, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Parent or Merger Sub, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its Equity Interests;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than pursuant to a reverse stock split required by any Governmental Entity or in connection with the termination of an employee pursuant to existing repurchase rights);

(e)           (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) make any material loans, advances or capital contributions to or investments in any person, (C) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist an Encumbrance thereon, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

(f)            pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except as in the ordinary course of business consistent with past practice and in accordance with their terms;

(g)           make any material change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(h)           take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(i)            take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(j)            fail to take any and all steps reasonably necessary to maintain material Parent Intellectual Property Rights; or

(k)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.2.          Conduct of Business by the Company and its Subsidiaries Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Letter, as specifically permitted by any other provision of this Agreement or with the prior written consent of Parent, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, the Company shall not, and shall not permit its Subsidiaries to (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Parent:

(a)           amend or otherwise change its articles of incorporation or by-laws or equivalent organizational documents;

(b)           (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or Encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof or Company Warrants outstanding as of the date hereof in accordance with their terms, (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or Encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or (C) enter into any Contract that would constitute a Company Material Contract or that would be outside the ordinary course of business consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its Equity Interests;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than pursuant to a reverse stock split required by any Governmental Entity or dividends paid by a wholly-owned Subsidiary of the Company or another wholly-owned Subsidiary of the Company), other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

(e)           (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, in excess of $50,000 in the aggregate at any time, (C) make any loans, advances or capital contributions to or investments in any person, (D) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist an Encumbrance thereon, (E) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (F) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

(f)            except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Company Disclosure Letter or in accordance with the terms of the Company Stock Plans and any related award agreements as in effect on the date hereof or any changes thereto entered into prior to the date hereof and described in Section 2.5(b) of the Company Disclosure Letter: (A) increase the compensation or benefits payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees who are not officers in accordance with past practice; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant, except to the extent required by applicable Law; (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or (D) forgive any loans to any directors, officers or employees or any of their affiliates;

(g)           (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h)           make any material change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i)            waive, release, assign, settle or compromise any material claims, or any material Legal Proceeding or arbitration;

(j)            make any material Tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k)           take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)            modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m)          take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(n)           form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into any material partnership arrangements, joint development agreements or strategic alliances;

(o)           fail to take any and all steps reasonably necessary to maintain the material Company Intellectual Property Rights;

(p)           acquire, lease or license any right or other asset from any other person or sell, encumber, convey, assign, or otherwise dispose of or transfer of, or lease or license or sublicense, any right or other asset or interest therein to any other person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company or its Subsidiaries in the ordinary course of business and consistent with past practice), or waive or relinquish any material right;

(q)           other than in the ordinary course of business consistent with past practice, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(r)            transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Company Intellectual Property Rights, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person any future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices; or

(s)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.3.          Registration Statement; Joint Proxy Statement/Prospectus.

(a)           As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the registration statement on Form S-4 of Parent (together with all amendments thereto, the “Registration Statement”), in connection with the registration under the Securities Act of Parent Common Stock to be issued to

Company’s stockholders pursuant to the Merger and (ii) the joint proxy statement/prospectus with respect to the Merger relating to the special meetings of the Company’s stockholders to be held to consider approval of this Agreement and the Merger (the “Company Stockholders Meeting”) and of Parent’s stockholders to be held to consider approval of an amendment to the Parent 2004 Plan increasing the number of authorized shares of Parent Common Stock under the Parent 2004 Plan and the issuance of Parent Common Stock to the Company’s stockholders pursuant to the Merger (the “Parent Stockholders Meeting”) (together with any amendments thereto, the “Joint Proxy Statement/Prospectus”).  Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger.  Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus. Each of Parent and Company shall notify the other of the receipt of any comments from the SEC on the Registration Statement and the Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, Company or any of their representatives and advisors and the SEC.  As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement/Prospectus shall be mailed to the stockholders of the Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq Stock Market, Inc.

(b)           The Joint Proxy Statement/Prospectus shall include (i) with respect to Company and its stockholders, subject to Section 5.6, the approval of the Merger and the recommendation of the Company Board to the Company’s stockholders that they vote in favor of approval of this Agreement and the Merger and (ii) with respect to Parent and its stockholders, (x) the approval of the Parent Stock Issuance and the recommendation of the Parent Board to Parent’s stockholders that they vote in favor of approval of Parent Stock Issuance and (y) the approval of the Parent Plan Increase.

(c)           None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are first mailed to stockholders of the Company and Parent, at the time of the Company Stockholders Meeting, at the time of the Parent Stockholders Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or any of their officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

(d)           None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Joint Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are first mailed to stockholders of the Company and Parent, at the time of the Company Stockholders Meeting, at the time of the Parent Stockholders Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

(e)           Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC or other regulatory authority for amendment of the Joint Proxy Statement or the Registration Statement.

(f)            At or prior to the filing of the Registration Statement, Parent and the Company shall deliver to Dechert LLP and Siller Wilk LLP tax representation letters substantially in the forms attached hereto as Exhibits C and D. Parent and the Company shall each confirm to such counsel the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the prior sentence. Following delivery of the tax representation letters, each of Parent and the Company shall use commercially reasonable efforts to cause its counsel to deliver a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions and the opinions described in Section 6.1(f), each of such counsel shall be entitled to rely on the tax representation letters.

5.4.          Parent and Company Recommendation.

(a)           Parent shall duly call the Parent Stockholders Meeting as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy Statement/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with the Parent Stockholders Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use commercially reasonable efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders Meeting. Subject to Section 5.6, Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement in connection with the Merger by the stockholders of Parent (the “Parent Recommendation”) and, except as contemplated under Section 5.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

(b)           The Company shall duly call and hold the Company Stockholders Meeting as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy Statement/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use commercially reasonable efforts to obtain the approvals by its stockholders of the matters that are subject to Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders Meeting. Subject to Section 5.6, the Company Board shall recommend approval of the Merger by the stockholders of the Company (the “Company Recommendation”) and, except as contemplated under Section 5.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

5.5.          Access and Investigation.  Subject to the terms of the Confidentiality Agreement which the parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, upon reasonable notice each party shall, and shall cause such party’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”) to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries; (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request; and (c) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary or appropriate in order to enable the other party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the period commencing on the date of this Agreement and ending at the Effective Time, each party shall promptly provide the other party with copies of:

(i)            the unaudited monthly consolidated balance sheets of such party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty days after the end of such calendar month;

(ii)           all material operating and financial reports prepared by such party for its senior management, including development plans, hiring reports and capital expenditure reports prepared for its senior management;

(iii)          any written materials or communications sent by or on behalf of a party to its stockholders;

(iv)          with respect to the Company, any material notice, document or other communication sent by or on behalf of the Company to any party to any Company Material Contract or sent to the Company by any party to any Company Material Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Company Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(v)           any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Entity on behalf of a party or any of its Subsidaries in connection with the Merger;

(vi)          any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a party relating to any pending or threatened Legal Proceeding involving or affecting such party; and

(vii)         any material notice, report or other document received by a party from any Governmental Entity.

Notwithstanding the foregoing, any party may restrict the foregoing access to the extent that any legal requirement applicable to such party reasonably requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

5.6.          Recommendation of the Board; No Solicitation of Transactions.

(a)           Neither Parent Board nor any committee thereof shall (i) withdraw, modify or amend in a manner adverse to the Company, the Parent Recommendation or (ii) resolve to do any of the foregoing; provided, that Parent Board may withdraw, modify or amend the Parent Recommendation prior to obtaining the approval of Parent stockholders as contemplated by Section 5.4 if Parent Board determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would result in a breach of its fiduciary duties to its stockholders under applicable Law.

(b)           The Company agrees that, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, it shall not, and it shall not authorize any of the officers, directors, investment bankers, agents, attorneys or accountants retained by it, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) initiate, solicit or knowingly encourage the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish to any person any nonpublic information in connection with or in response to any Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Inquiry; provided, that prior to the Company’s obtaining the approval of its stockholders at the Company Stockholders Meeting contemplated by Section 5.4, the Company may, in response to a written Acquisition Proposal, participate in discussions or negotiations with or furnish nonpublic information to, any person in response to an Acquisition Proposal that the Company Board determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if (w) the Company shall not have breached this Section 5.6(b); (x) the Company receives from such person an executed confidentiality agreement containing terms and conditions at least as favorable to such party as the provisions of the Confidentiality Agreement, (y) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person, and (z) the Company Board determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would result in a breach of its fiduciary duties to its stockholders under applicable Law. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 5.6(b) by any Representative of the Company, whether or not such person is purporting to act on behalf of such party, shall constitute a breach of this Section 5.6(b). For purposes of this Agreement, a Representative shall be deemed to have breached this Section 5.6(b) if such Representative takes any action that would constitute a breach by the Company of this Section 5.6(b) were the Company to take such action directly.  Neither the Company Board nor any committee thereof shall (i) withdraw, modify or amend in a manner adverse to Parent, the Company Recommendation or (ii) resolve to do any of the foregoing; provided, that the Company Board may withdraw, modify or amend the Company Recommendation prior to the Company’s obtaining the approval of its stockholders as contemplated by Section 5.4(b) if (v) the Company has received an unsolicited bona fide Acquisition Proposal which is a Superior Proposal, (w) prior to taking such actions, the Company Board shall have given Parent at least three (3) days notice of its intention to take such action, (x) the Company, prior to effecting such a withdrawal or change in recommendation, has negotiated, and has caused its financial and legal advisors to negotiate with Parent in good faith for seven (7) days to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal; (y) the Company Board has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations, and has concluded in good faith, based upon consultation with its financial advisors and with its outside legal counsel, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed during such negotiations with Parent and (z) the Company Board, as applicable, determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions is reasonably likely to result in a breach of its fiduciary duties to its shareholders under applicable Law.  Neither the Company Board’s ability to take any of the actions described in this Section 5.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholders Meeting to approve the Merger, pursuant to Section 5.4(b).

(c)           In addition to the obligations set forth in Section 5.6(b), the Company shall, as promptly as practicable (and in any event within one business day of such party becoming aware), advise Parent of any Acquisition Inquiry or Acquisition Proposal, including the identity of the person making such proposal or inquiry and the terms and conditions thereof (including information regarding the financing thereof).

(d)           The Company shall keep Parent fully informed of the status and material details (including amendments or proposed amendments) of any such proposal or inquiry and any modification thereto.

(e)           The Company shall promptly provide to the Parent any non-public information concerning it provided to any other person in connection with any Acquisition Proposal or Acquisition Inquiry, as the case may be, which was not previously provided to Parent.

(f)            As of the date hereof, the Company shall immediately terminate, and shall cause its Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal or Acquisition Inquiry and shall provide for the return to the Company of any confidential information provided in connection therewith.

(g)           Nothing contained in this Agreement shall be deemed to restrict Parent or the Company from complying with Rules 14d-9 or 14e-2 under the Exchange Act.

5.7.          Appropriate Action; Consents; Filings.

(a)           Parent and the Company shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby, including the Merger, required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (y) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including, if requested by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, further, that nothing in this Section 5.7(a) shall require the expenditure of money by the Company or Parent to a third party in exchange for any such consent (other than nominal filing or processing fees).

(b)           Notwithstanding anything to the contrary contained in this Agreement, no party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue, or cause any its Subsidiaries to discontinue, offering any product or service; (iii) to license or otherwise make available, or cause any its Subsidiaries to license or otherwise make available, to any person any Intellectual Property; (iv) to hold, or cause any of its Subsidiaries to hold, separate any assets or operations (either before or after the Effective Time), (v) to make, or cause any of its Subsidiaries to make, any commitment (to any Governmental Entity or otherwise) regarding its future operations or to contest any Legal Proceeding or any order, writ, injunction or decree relating to the transactions contemplated hereby if such party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree could materially adversely affect such party.

(c)           Parent and the Company shall give (or shall cause any of their respective Subsidiaries to give) any notices to third parties, and use all commercially reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed as required in the Parent Disclosure Letter or the Company Disclosure Letter, as applicable, or (C) required to prevent a Material Adverse Effect with respect to Parent or the Company, as applicable, from occurring prior to or after the Effective Time.

(d)           Set forth in Section 5.7(d) of the Company Disclosure Letter is a list of those persons who may be deemed to be affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (a “Company Affiliate”).  The Company

will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list.

5.8.          Certain Notices.

(a)           Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, and (ii) any failure of Parent or the Company, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) and 6.3(b) unless the failure to give such notice results in a Material Adverse Effect on the other party.

(b)           Each of Parent and the Company shall give prompt notice to the other of: (i) any material notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any material notice or other communication from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement; (iii) any Legal Proceeding relating to or involving or otherwise affecting Parent or Merger Sub or the Company or any of its Subsidiaries that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, is reasonably likely to become a default under a Company Material Contract or a Parent Material Contract, as the case may be; and (v) any change that would be considered reasonably likely to result in a Material Adverse Effect, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement; provided, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) and 6.3(b) unless the failure to give such notice results in a Material Adverse Effect on the other party.

5.9.          Public Announcements. The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Parent and the Company and each of Parent and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that Parent may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or any listing agreement with a national securities exchange or automated quotation system to which it is a party. Notwithstanding the provisions of this Section 5.9, in the event that there has been a change of recommendation pursuant to Section 5.6, neither Parent nor the Company will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

5.10.        The NASDAQ Global Market Listing. Parent shall promptly prepare and submit to The NASDAQ Stock Market, Inc. a listing application covering the shares of Parent Common Stock to be issued in the transactions contemplated by this Agreement, such listing to be effective at or prior to the Effective Time and shall use commercially reasonable efforts to cause such shares to be approved for listing on The NASDAQ Global Market.  The Company shall furnish such information concerning it, the Company’s director nominees pursuant to Section 5.15 hereof and the holders of the Company’s capital stock as Parent may reasonably request in connection with such actions and the preparation of the listing application.

5.11.        Section 16 Matters.  Prior to the Effective Time, Parent Board or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.12.        Indemnification of Directors and Officers.

(a)           Parent agrees that the indemnification obligations set forth in the Company Articles and the Company By-laws (as in effect on the date of this Agreement) in the form disclosed to Parent prior to the date of this Agreement, existing in favor of those persons who are directors and officers of the Company as of the date of this Agreement for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Effective Time and continue in full force and effect for a period of six years from the Effective Time.

(b)           For three years from the Effective Time, Parent shall provide to the Company’s directors and officers, as of the date of this Agreement, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policies (true and complete copies which have been previously provided or made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance with respect to the Company in excess of 110% the last annual premium paid by the Company prior to December 31, 2006 for D&O Insurance with respect to the Company, which last annual premium the Company represents and warrants to be approximately $47,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.12, which policies provide such directors and officers with coverage for an aggregate period of three years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time,

Parent shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)           The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement.

5.13.        Meetings with Regulatory Agencies.  The Company agrees that between the date of this Agreement and the Effective Time, it will provide Parent and its Representatives with a reasonable opportunity to review and confer with the Company regarding any filing, correspondence, or other communications proposed to be submitted or transmitted to any regulatory agency and to attend and participate in any meetings with any representatives of any regulatory agency.

5.14.        Resale Registration Statement.

(a)           Within 45 days after the Effective Time, Parent shall file with the SEC, and thereafter use its commercially reasonable best efforts to have declared effective as soon as practicable, a “shelf” registration statement on Form S-3 (or if Parent is not eligible to use Form S-3, any other form that Parent is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale (i) by former affiliates of the Company as set forth in Section 5.7(d) of the Company Disclosure Letter including any former affiliates of the Company who may following the consummation of the Merger and the other transactions contemplated hereby will be current affiliates of Parent (the “Affiliate Stockholders”) of shares of Parent Common Stock issued pursuant to this Agreement as consideration and (ii) by holders of Company Warrants (“Company Warrant Holders”) of shares of Parent Common Stock issuable upon exercise of Company Warrants or warrants issued by Parent in exchange therefor (collectively, the “Registrable Shares”). In its discretion, Parent will be permitted to register any other shares for resale by other eligible selling stockholders using the Shelf Registration Statement. Parent shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

(b)           Parent may, by written notice to the Affiliate Stockholders and Company Warrant Holders, (i) delay the filing or effectiveness of the Shelf Registration Statement for up to thirty (30) days, or for such longer period, as a result of restraints or restrictions under applicable Law or (ii) suspend the Shelf Registration Statement after effectiveness and require that the Affiliate Stockholders and Company Warrant Holders immediately cease sales of shares pursuant to the Shelf Registration Statement (A) for a period of not more than thirty (30) consecutive days or seventy-five (75) days in the aggregate during any twelve (12) consecutive calendar months, in the event that Parent files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a then pending public offering of its securities or (B) following the effectiveness of the Resale Registration Statement, for no longer than twenty (20) consecutive trading days if an event has occurred or Parent has entered into a transaction which Parent determines in good faith must be disclosed in order for Parent to comply with the public disclosure requirements imposed on Parent under the Securities Act in connection with the Resale Registration Statement, provided, that in respect of all such events or occurrences Parent shall not suspend the effectiveness of the Resale Registration Statement for more than forty (40) trading days in the aggregate in any twelve (12) consecutive calendar months.

5.15.        Directors and Officers.

(a)           Prior to the Effective Time, Parent shall take all action necessary to cause the number of members of the Parent Board to be fixed at no more than twelve (12) and the following two persons, concurrently with the Effective Time, to be appointed as members of the board of directors of Parent in the class set forth opposite their respective names, which action will be effective concurrently with the Effective Time:

Name	Class

Gabriele M. Cerrone	II

Chris McGuigan	III

(b)           At any time prior to twelve (12) months from the Closing Date, Gabriele M. Cerrone may, by written notice to Parent, appoint a successor to complete the term of the class in which he is appointed as a director of Parent, subject to the approval of the Nominating and Corporate Governance Committee of the Parent Board, which may not be unreasonably withheld.

ARTICLE VI
CLOSING CONDITIONS

6.1.          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by each of the parties, in whole or in part, to the extent permitted by applicable Law:

(a)           Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Company or Parent, threatened by the SEC.

(b)           Stockholder Approval. Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(c)           No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(d)           Regulatory Matters. Any applicable waiting periods (together with any extensions thereof) or approvals under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated or received.

(e)           The NASDAQ Global Market Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on The NASDAQ Global Market, subject to official notice of issuance.

(f)            Opinion of Counsel. Parent and the Company shall each have received opinions from their respective tax counsel, Dechert LLP and Siller Wilk LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn.

6.2.          Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Consents and Approvals. All consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 4.5 or in Section 6.2(c) of the Company Disclosure Letter shall have been obtained.  All material consents, approvals and authorizations of any Governmental Entity required of the Company, Parent or any of their Subsidiaries shall have been obtained.

(d)           Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)           Agreements and Other Documents.  Parent shall have received the following agreements and other documents, each of which shall be in full force and effect:

(i)            a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been duly satisfied; and

(ii)           certificates of good standing (or equivalent documentation) of the Company and its Subsidiaries in their respective jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

(f)            No Other Proceedings.  There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, is likely to have an outcome that is adverse to Parent or the Company: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby; (b) relating to the Merger or any of the other transactions contemplated hereby and seeking to obtain from Parent or the Company, any damages or other relief that may be material to Parent or the Company; (c) seeking to prohibit or limit in any material respect Parent’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Parent; (d) that could materially and adversely affect the right or ability of Parent or the Company to own the assets or operate the business of the Company; or (e) seeking to compel Parent or the Company or any of its Subsidiaries to dispose of or hold separate any material assets as a result of the Merger or any of the transactions contemplated hereby.

(g)           Dissenting Shares. No more than 5% of the issued and outstanding shares of capital stock of the Company shall remain eligible to be Dissenting Shares.

(h)           Clinical Hold. None of the Company’s clinical programs shall be subject to a clinical hold order by the FDA or EMEA, which clinical hold order continues in effect as of the Effective Time.

(i)            FIRPTA Certificate. Parent shall have received from the Company a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the closing of the Merger.

(j)            Employment Agreement.  Parent and Geoffrey W. Henson shall have entered into an employment agreement with Parent on terms no less beneficial to him than the letter agreement between Dr. Henson and FRI, dated March 4, 2004.

(k)           Tax Returns.  The Company and its Subsidiaries shall have filed each of the tax returns set forth in Section 4.18 of the Company Disclosure Letter and shall not have been required to pay any material amounts in respect of Taxes due thereunder.

6.3.          Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect.

(b)           Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

(c)           Consents and Approvals. All consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 6.3(c) of the Parent Disclosure Letter shall have been obtained.

(d)           Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent.

(e)           Agreements and Other Documents.  Parent shall have received the following agreements and other documents, each of which shall be in full force and effect:

(i)            a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 6.3(a), 6.3(b), 6.3(c) and 6.3(d) have been duly satisfied; and

(ii)           certificates of good standing (or equivalent documentation) of Parent and Merger Sub in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of their boards of directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

(f)            No Other Proceedings.  There shall not be pending any Legal Proceeding in which, in the reasonable judgment of the Company, is likely to have an outcome that is adverse to Parent or the Company: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby;

(b) relating to the Merger or any of the other transactions contemplated hereby and seeking to obtain from Parent or the Company, any damages or other relief that may be material to Parent or the Company; (c) seeking to prohibit or limit in any material respect the Company’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Company; (d) that could materially and adversely affect the right or ability of Parent or the Company to own the assets or operate the business of the Company; or (e) seeking to compel Parent or the Company or any of its Subsidiaries to dispose of or hold separate any material assets as a result of the Merger or any of the transactions contemplated hereby.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1.          Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the stockholders of the Company:

(a)           By mutual written consent of the Company and Parent by action of their respective Boards of Directors;

(b)           By either Parent or the Company if (i) the Merger shall not have taken place prior to October 31, 2007 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of this Agreement has been the principal cause of the failure of the Merger to occur on or before the Outside Date or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)           By Parent if the Company Board shall have: (i) failed to make the Company Recommendation in accordance with Section 5.4 or withdrawn, or adversely modified or changed, the Company Recommendation; (ii) approved or recommended to its shareholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; or (iii) after an Acquisition Proposal has been made, the Company Board shall have approved or recommended to the stockholders of the Company, taken no position with respect to, failed to promptly (and in no event more than ten (10) days following receipt thereof) take a position or failed to promptly (and in no more than ten (10) days following receipt thereof) recommend against acceptance of, such Acquisition Proposal;

(d)           By the Company if the Parent Board shall have failed to make the Parent Recommendation in accordance with Section 5.4 or withdrawn, or adversely modified or changed the Parent Recommendation;

(e)           By the Company if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)) or (ii) there has been a breach on the part of Parent of any covenant or agreement contained in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)), and such breach (if curable) has not been cured within ten days after notice from the Company.

(f)            By Parent, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of Company of any covenant or agreement contained in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)), and such breach (if curable) has not been cured within ten days after notice from the Parent.

(g)           By either the Company or Parent if (i) Parent Stockholder Approval shall not have been obtained at Parent Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof) or (ii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefore (or at any postponement or adjournment thereof), provided that the right to terminate this Agreement under this Section 7.1(g) shall not be available to a party where the failure to obtain stockholder approval shall have been caused by the action or failure to act of such party in breach of this Agreement.

7.2.          Effect of Termination.

(a)           Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective Subsidiaries, officers or directors except (x) with respect to this Section 7.2, (y) Section 8.5 and (z) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

(b)           Parent Termination Fee. Parent shall pay to the Company a termination fee (the “Parent Termination Fee”) of $900,000 as liquidated damages in the event that the Company shall terminate this Agreement pursuant to Section 7.1(d).  Any Parent Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(b), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Parent Termination Fee to be paid pursuant to this Section 7.2(b) represents liquidated damages and not a penalty.  In lieu of payment, Parent may credit the Parent Termination Fee against the Obligations (as such term is defined in the Note Purchase Agreement by and between the Company and Parent (the “Note Purchase Agreement”)) then outstanding under the 12% Senior Secured Promissory Notes issued pursuant to the Note Purchase Agreement.

(c)           Company Termination Fee. The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $900,000 as liquidated damages in the event that Parent shall terminate this Agreement pursuant to Section 7.1(c). Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(c), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 7.2(c) represents liquidated damages and not a penalty.

(d)           All Payments.  Any payment required to be made pursuant to Section 7.2(b) or 7.2(c) shall be made not later than two business days after the date of termination. In no event shall more than one Parent Termination Fee or Company Termination Fee be made. In no event shall Parent be required to pay Parent Termination Fee nor shall the Company be required to pay the Company Termination Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Parent and the Company acknowledge that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.2, such defaulting party shall pay to the prevailing party its costs and Expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE VIII
GENERAL PROVISIONS

8.1.          Survival Periods. The representations and warranties of Parent and the Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 8.1 shall survive the Effective Time.

8.2.          Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

FermaVir Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 445

New York, New York 10170

Attention: Chief Executive Officer

Fax: (646) 723-2744

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY  10006

Attention: Jeffrey J. Fessler

Fax: (212) 930-9725

If to Parent, addressed to it at:

Inhibitex, Inc.
9005 Westside Parkway
Alpharetta, GA 30004
Attention: Chief Executive Officer
Fax: (678) 746-1299

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY  10012

Attention: David S. Rosenthal

Fax: (212) 698-3599

8.3.          Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger; provided, that after any such approval, no amendment shall be made that by Law requires further approval by Parent’s stockholders or the Company’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4.          Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Parent, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of The NASDAQ Global Market, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5.          Expenses.

(a)           All Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.  Notwithstanding the foregoing, (i) if this Agreement is terminated by Parent pursuant to Section 7.1(c) or Section 7.1(f), then immediately following such termination, the Company shall pay to Parent all of Parent’s Expenses and (ii) if this Agreement is terminated by the Company pursuant to Section 7.1(d) or Section 7.1(e) then immediately following such termination, Parent shall pay to the Company all of the Company’s Expenses.

(b)           All Expenses payable by under this Section 8.5 shall be paid in cash and in immediately available funds to such account as Parent or the Company may designate in writing to the other party.  Any party paying such Expenses shall have the right to reasonably request documents of the other party’s Expenses before payment of such Expenses.

8.6.          Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Inquiry” means an inquiry, indication or interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal contemplating or otherwise relating to (a) any transaction or series of transactions involving any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which the Company is a constituent corporation; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of any business or businesses or assets of the Company and its Subsidiaries; or (c) any liquidation or dissolution of the Company.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Affiliate Stockholders” has the meaning set forth in Section 5.14(a).

“Agreement” has the meaning set forth in the Preamble.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 5.7(d).

“Company Articles” has the meaning set forth in Section 4.2.

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Board” has the meaning set forth in the recitals.

“Company By-laws” has the meaning set forth in Section 4.2.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Intellectual Property Rights” means all Intellectual Property owned, licensed, or controlled by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights Agreement” means any Contract governing any Company Intellectual Property Rights.

“Company Material Contract” has the meaning set forth in Section 4.13.

“Company Options” means an option to purchase shares of Company Common Stock issued pursuant to a Company Benefit Plan.

“Company Permits” has the meaning set forth in Section 4.6.

“Company Preferred Stock” has the meaning set forth in Section 4.3(a).

“Company Recommendation” has the meaning set forth in Section 5.4(b).

“Company Registered Intellectual Property” means all Company Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental

Entity, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company SEC Filings” has the meaning set forth in Section 4.7(a).

“Company Stock Plan” means the Frost Pharmaceuticals, Inc. 2005 Equity Compensation Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.22.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Company Termination Fee” has the meaning set forth in Section 7.2(c).

“Company Voting Agreement” has the meaning set forth in the recitals.

“Company Warrants” has the meaning set forth in Section 4.3(b).

“Company Warrant Holders” has the meaning set forth in Section 5.14(a).

“Confidentiality Agreement” means the confidentiality agreement between Parent and the Company dated as of December 21, 2006, as amended to date.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“D&O Insurance” has the meaning set forth in Section 5.12(c).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Effective Time” has the meaning set forth in Section 1.2.

“EMEA” has the meaning set forth in Section 3.6.

“Employee Benefit Plan” means any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not it is subject to ERISA, or any other employee benefit plan, arrangement, agreement, understanding, program, policy or practice (including any portion of any employment or consulting agreement), whether written or oral, which is (A) an equity compensation, incentive pay, incentive bonus or deferred bonus arrangement, (B) a stock purchase, stock award, stock appreciation right, phantom stock or stock option plan or arrangement, (C) an equity compensation arrangement or profit sharing plan, (D) a cafeteria plan under Code Section 125, (E) an arrangement providing for insurance coverage (including split-dollar life, health, disability or retirement insurance), worker’s compensation benefits or unemployment compensation, (F) an arrangement providing termination allowance, salary continuation, severance pay, retention compensation or similar benefits, (G) a change in control arrangement or similar arrangement, (H) a deferred compensation plan or arrangement, (I) a death benefit or survivor income arrangement, (J) an employee relocation, tuition reimbursement, psychiatric or other counseling, employee assistance, dependent care assistance, or legal assistance plan or arrangement, (K) a Coverdell education savings account, Archer medical savings account or health savings account, (L) a fringe benefit arrangement (cash or noncash), (M) a holiday or vacation plan or policy, or (N) any other compensation plan, arrangement, agreement, understanding, program, policy or practice.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“FBCA” has the meaning set forth in Section 1.1.

“FDA” has the meaning set forth in Section 3.6.

“FDCA” has the meaning set forth in Section 3.6.

“Final Average Closing Price” shall mean the average closing price of Parent Common Stock on the Nasdaq Global Market for the five (5) trading days ending on the day that is three (3) Business Days prior to the Closing Date.

“FRI” has the meaning set forth in Section 4.1.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market Inc.).

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.3(a).

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the NASDAQ Stock Market, Inc. or the National Association of Securities Dealers).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel or other alternative dispute resolution body.

“Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect or circumstance that: (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party, taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger and the transactions contemplated by this Agreement; (D) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (E) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency and (F) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; provided, with respect to clauses (A), (B) and (D) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents the Company or Parent, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Note Purchase Agreement” has the meaning set forth in Section 7.2(b).

“Multiemployer Plan” has the meaning set forth in Section 4.10(c).

“Other Warrants” has the meaning set forth in Section 2.5(b).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent 2004 Plan” has the meaning set forth in Section 2.5(a).

“Parent Board” has the meaning set forth in the recitals hereto.

“Parent Common Stock” has the meaning set forth in the recitals hereto.

“Parent Disclosure Letter” has the meaning set forth in Article II.

“Parent Intellectual Property Rights” means all Intellectual Property owned, exclusively licensed, or controlled by Parent.

“Parent Intellectual Property Rights Agreement” means any Contract governing any Parent Intellectual Property Rights.

“Parent Options” has the meaning set forth in Section 3.3(b).

“Parent Permit” has the meaning set forth in Section 3.6.

“Parent Plan Increase” has the meaning set forth in Section 3.18.

“Parent Preferred Stock” has the meaning set forth in Section 3.3(a).

“Parent Recommendation” has the meaning set forth in Section 5.4(a).

“Parent Registered Intellectual Property” means all Parent Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent SEC Filings” has the meaning set forth in Section 3.7(a).

“Parent Stock Issuance” has the meaning set forth in Section 3.18.

“Parent Stock Plans” means the Parent 2004 Plan and Parent’s 1998 Stock Option Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 3.18.

“Parent Stockholders Meeting” has the meaning set forth in Section 5.4(a).

“Parent Support Agreement” has the meaning set forth in the recitals.

“Parent Termination Fee” has the meaning set forth in Section 7.2(b).

“Parent Voting Agreement” has the meaning set forth in the recitals.

“Parent Warrants” has the meaning set forth in Section 3.3(b).

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Registrable Shares” has the meaning set forth in Section 5.16(a).

“Representatives” has the meaning set forth in Section 5.5.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 5.11.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” has the meaning set forth in Section 5.14(a).

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Company’s shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Company’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Company, taken as a whole, in a single transaction or a series of related transactions, that (A) is not subject to a financing contingency, and (B) is on terms which the Company Board in good faith concludes (after obtaining and taking into account having taken into account the advice of its financial advisors and after taking into account the various legal, financial and regulatory aspects of the proposal and the likelihood and anticipated timing of consummation) are more favorable from a financial point of view to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto); in each case (x) that the Company Board reasonably determines in its good faith judgment (after consultation with its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (y) that does not contain any “due diligence” condition.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all forms of taxation and duties lawfully imposed in whatever  jurisdiction and includes:

(a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever;

(b) any liability for the payment of amounts of tax including those referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or

(c) any liability for amounts of tax including those referred to in (a) or (b) as a result of any obligations to indemnify another person (whether by agreement, applicable law or otherwise) or as a result of being a successor in interest or transferee of another person.

8.7.          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.9.          Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Letter and Parent Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

8.10.        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

8.11.        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.12.        Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

8.13.        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles, except to the extent the laws of the State of Florida are mandatorily applicable to the Merger.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(c).

8.14.        Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

8.15.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.16.        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INHIBITEX, INC.

By:	/s/ Russell H. Plumb
Russell H. Plumb
President and Chief Executive Officer

FROST ACQUISITION CORP.

By:	/s/ Russell H. Plumb
Russell H. Plumb
President and Chief Executive Officer

FERMAVIR PHARMACEUTICALS, INC.

By:	/s/ Geoffrey W. Henson
Geoffrey W. Henson
Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER